                                   AGREEMENT

          This Agreement (this "Agreement"), dated as of December 16, 1997, is by and between Heritage Bank of Commerce (the "Seller") and United Breweries of America, Inc.

          WHEREAS, the Seller owns 30,000 shares of the Common Stock of Mendocino Brewing Company, Inc. (the "Shares"); and

          WHEREAS, the Seller has agreed to sell and the Purchaser has agreed to buy the Shares, upon the terms and conditions of this Agreement;

          NOW, THEREFORE, the parties hereto agree as follows:

          1.  Sale of Shares.  The Seller shall transfer and convey to Purchaser
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all of its right, title and interest to the Shares.

          2.  Purchase Price.  The Purchaser shall pay Seller $67,500 for the
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Shares.

          3.  Closing Date.  The sale of Shares shall take place on December 16,
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1997.

          4.  Representation by Seller.  Seller represents and warrants that it
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has valid title to the Shares free and clear of all liens, encumbrances, interests and claims (collectively, "Liens") and that it has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Shares free and clear of all Liens as contemplated herein.

          5.  Binding Effect.  This Agreement and all of the provisions hereof
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shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          6.  Fees and Expenses.  Each of the parties hereto shall bear its own
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costs and expenses incurred in connection with this Agreement and the transaction contemplated hereby.

          7.  Governing Law.  This Agreement and the legal relations among the
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parties hereto shall be governed by and construed in accordance with the laws of the State of California.

          8.  Counterparts.  This Agreement may be executed in counterparts,
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each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, provided that each party executed at least one counterpart.

          9.  Entire Agreement.  This Agreement embodies the entire agreement
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and understanding of the parties in respect of the subject matter.  There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly
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set forth or referred to herein. This Agreement supersedes all prior agreements and understanding between the parties with respect to such subject matter.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                            SELLER:

                            HERITAGE BANK OF COMMERCE



                            By:  /s/  RICHARD HAGARTY
                               -----------------------

                            PURCHASER:

                            UNITED BREWERIES OF AMERICA, INC.



                            By:  /s/ ANIL PISHARODY
                               ---------------------

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